                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             U.S. BIOSCIENCE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, APRIL 24, 1997

                               ----------------

  The Annual Meeting of Stockholders (the "Meeting") of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 24, 1997, at 10:00 a.m. at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

    1. To elect nine directors to hold office until the Annual Meeting of the Stockholders in 1998 and until their respective successors are duly elected and qualified.

    2. To consider a proposal to amend the U.S. Bioscience, Inc. 1992 Stock Option Plan.

    3. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

  A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the offices of the Company, One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428.

  THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                             Martha E. Manning
                                                 Secretary

West Conshohocken, Pennsylvania
March 21, 1997

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------
                              PROXY STATEMENT FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 24, 1997
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held at 10:00 a.m. (local Philadelphia time), on Thursday, April 24, 1997 at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing notice and the enclosed proxy card are being sent to stockholders on or about March 21, 1997.

  The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company has retained the services of ChaseMellon Shareholder Services L.L.C. as the Company's proxy solicitation agent for the Meeting, at a cost of approximately $4,000 plus reasonable expenses, which will be borne by the Company. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

  The Company's annual report to stockholders for the fiscal year ended December 31, 1996, including financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of this Proxy Statement.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

  At the close of business on February 28, 1997, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 22,916,680 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which have one vote per share.

  The Company presently has no other class of stock outstanding and entitled to be voted at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the Meeting. A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote on the subject matter is required to approve the proposal to amend the U.S. Bioscience, Inc. 1992 Stock Option Plan (the "1992 Plan") and to take action with respect to any other matter that may properly be brought before the Meeting. Stockholders do not have cumulative voting rights in the election of directors or otherwise.

  Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. The Board of Directors knows of no matters other than the election of directors and proposal to amend the 1992 Plan which are likely to come before the Meeting. However, if any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

  With regard to the election of directors, votes may be cast "FOR" or "WITHHELD" from any or all of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. With regard to the proposal to amend the 1992 Plan, votes may be cast "FOR" or "AGAINST" the proposal, or the holder may abstain from voting on the matter. Abstentions will be considered present and entitled to vote at the Meeting for purposes of determining the presence of a quorum, but will not be counted as votes for a given matter. Abstentions on the proposal to amend the 1992 Plan will have the effect of votes against the proposal because it requires for passage the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

  Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain matters when they have not received instructions from beneficial owners. Where brokers vote on some matters but cannot exercise discretionary authority on a matter for beneficial owners who have not provided voting instructions (commonly known as "broker non-votes"), those shares will be considered present and entitled to vote for quorum purposes but will not be included in the vote totals for the matter on which the broker could not vote. Any broker non-votes on the proposal to amend the 1992 Plan would have no effect on the outcome of the proposal because that proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, and such broker non-votes will not be considered shares present and entitled to vote with respect to such matter under applicable Delaware law.

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY CARD FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information, as of February 28, 1997 (except as otherwise provided in note 1 below), regarding the holdings of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each nominee for Director, (iv) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1996 and (v) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed, and constitutes beneficial ownership as defined in regulations of the Securities and Exchange Commission. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or exercisable by April 30, 1997.

                                                       AMOUNT AND NATURE  % OF
                                                         OF BENEFICIAL   COMMON
     NAME OF BENEFICIAL OWNER                              OWNERSHIP     STOCK
     ------------------------                          ----------------- ------
State of Wisconsin Investment Board(1)................     2,000,750      8.7
Philip S. Schein, M.D. ...............................       658,175(2)   3.0
C. Boyd Clarke........................................         3,000(3)    *
Robert I. Kriebel.....................................       125,001(4)    *
Paul Calabresi, M.D. .................................        20,000(5)    *
Robert L. Capizzi, M.D. ..............................       168,400(6)    *
Douglas J. MacMaster, Jr. ............................        15,000(7)    *
Allen Misher, Ph.D. ..................................        21,980(8)    *
Jonah Shacknai........................................        25,100(9)    *
Ellen V. Sigal, Ph.D. ................................             0       *
Betsey Wright.........................................        15,100(10)   *
Donald O. Brown.......................................        89,400(11)   *
Wolfgang Oster, M.D. .................................         6,000(12)   *
Barbara J. Scheffler..................................       129,610(13)   *
All directors and executive officers as a group (14
 persons).............................................     1,328,816(14)  5.6

--------
 (*) Less than 1% of class.
 (1) The information with respect to the State of Wisconsin Investment Board is presented in reliance on information contained in its Schedule 13G reporting as of December 31, 1996, as filed with the Securities and Exchange Commission. The address of the State of Wisconsin Investment Board is: P.O. Box 7842, Madison WI 53707.
 (2) Includes 275,000 shares issuable upon exercise of stock options held by Dr. Schein. Also includes 362,861 shares owned directly and as joint tenant with Dorothy Schein, Dr. Schein's wife, 200 shares held by Mrs. Schein as custodian for their two children, and 20,114 shares held by Mrs. Schein as co-trustee of two trusts for the benefit of their two children. Dr. Schein disclaims beneficial ownership of all of these shares not owned directly or as joint tenant.
 (3) Represents shares owned directly by Margaret A. Clarke, Mr. Clarke's wife.
 (4) Represents shares issuable upon exercise of stock options held by Mr. Kriebel.
 (5) Represents shares issuable upon exercise of stock options held by Dr. Calabresi.
 (6) Includes 168,000 shares issuable upon exercise of stock options held by Dr. Capizzi.
 (7) Represents shares issuable upon exercise of stock options held by Mr. MacMaster.
 (8) Includes 15,000 shares issuable upon exercise of stock options held by Dr. Misher.
 (9) Includes 20,000 shares issuable upon exercise of stock options held by Mr. Shacknai.
(10) Includes 15,000 shares issuable upon exercise of stock options held by Ms. Wright.
(11) Includes 88,900 shares issuable upon exercise of stock options held by Mr. Brown.
(12) Represents shares issuable upon exercise of stock options held by Dr.
     Oster.
(13) Includes 107,260 shares issuable upon exercise of stock options held by Ms. Scheffler.
(14) Includes 907,661 shares issuable upon exercise of stock options.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the Meeting, the stockholders will elect nine directors to hold office until the Annual Meeting of Stockholders in 1998 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Paul Calabresi, M.D., Robert L. Capizzi, M.D., C. Boyd Clarke, Robert I. Kriebel, Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Philip S. Schein, M.D., Ellen V. Sigal, Ph.D. and Betsey Wright. All of the nominees are presently members of the Board of Directors of the Company. Mr. Shacknai, who has served on the Board since 1987, has declined to stand for reelection at the Meeting due to the demands of his other commitments.

  The Board of Directors believes that all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee designated by the Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES.

                             NOMINEES FOR ELECTION

                                             DIRECTOR       POSITIONS WITH
                  NAME                   AGE  SINCE          THE COMPANY
                  ----                   --- -------- --------------------------
Philip S. Schein, M.D. .................  57   1987   Chief Executive Officer
                                                       and Chairman of the Board
                                                       of Directors
C. Boyd Clarke..........................  48   1996   President, Chief Operating
                                                       Officer and Director
Robert I. Kriebel.......................  54   1991   Executive Vice President,
                                                       Chief Financial Officer
                                                       and Director
Paul Calabresi, M.D.(1).................  66   1992   Director
Robert L. Capizzi, M.D. ................  59   1992   Senior Scientific Adviser
                                                       and Director
Douglas J. MacMaster, Jr.(2)............  66   1994   Director
Allen Misher, Ph.D.(1)..................  64   1988   Director
Ellen V. Sigal, Ph.D. ..................  53   1997   Director
Betsey Wright(1)........................  53   1994   Director

--------
(1) Member of Executive Compensation Committee
(2) Member of Audit Committee

  Dr. Schein has been the Chief Executive Officer and a Director of the Company since its formation in May 1987 and Chairman since 1990. He was also President of the Company from its formation until April 1992 and again from May 1995 to September 1996. From April 1987 to May 1987 he was employed by U.S. Healthcare, Inc., then a publicly-owned operator of health maintenance organizations ("HMO's"), to commence the business undertaken by the Company. From January 1987 to February 1987 Dr. Schein was a consultant in drug development to Unimed, Inc., a pharmaceutical company, and Professor of Medicine and Pharmacology at the University of Pennsylvania. Dr. Schein served as Vice President of Worldwide Clinical Research and Development, Smith, Kline & French Laboratories, the pharmaceutical division of SmithKline Beckman Corporation, from October 1983 to December 1986. Dr. Schein was the Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University School of Medicine in Washington, D.C. from July 1982 to October 1983, Chief of the Division of Medical Oncology from August 1974 to October 1983 and Professor in the Departments of Medicine and Pharmacology from August 1974 to October 1983. From July 1971 to August 1974 he was a senior investigator at the National Cancer Institute and Head of the Clinical Pharmacology Section. Dr. Schein is a former President of the American Society of Clinical Oncology and a former Chairman of the FDA Oncologic Drugs Advisory Committee, where he received the Commissioner's Special Citation and the Wiley Medal for outstanding service. In September 1994 Dr. Schein was appointed by President Clinton to a six-year term on the National Cancer Advisory Board. He has published more than 350 articles and texts relating to basic and clinical research and drug development and is the recipient of numerous scientific and medical awards and honors. He is a director of Oncor, Inc., a biotechnology-based diagnostics company, and Medicis Pharmaceutical Corporation, a research intensive pharmaceutical company focused on dermatology.

  Mr. Clarke was elected to the Board of Directors in September 1996 when he joined the Company as President and Chief Operating Officer. From 1977 until he joined the Company, Mr. Clarke held various positions with Merck & Co. and its affiliates, including Vice President, Strategy, Alliance Management and Development of Merck Vaccines, from 1995 to 1996; President of Pasteur-Merieux MSD, from 1993 to 1994; General Manager, Pasteur-Merieux--Merck Affairs of Merck & Co., Inc., from 1992 to 1993; and Executive Director, Corporate Planning of Merck & Co., Inc., from 1988 to 1992. In March, 1997, Mr. Clarke was elected to the board of directors of OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products.

  Mr. Kriebel joined the Company in April 1991 as Senior Vice President-Finance and Administration and Treasurer, and has served as the chief financial officer of the Company since that time. He was elected as a Director in May 1991. In September 1996, Mr. Kriebel was promoted to the position of Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Kriebel held various positions with Rhone-Poulenc Rorer Inc. (formerly Rorer Group Inc.) from 1974 until November 1990. From 1987 to November 1990 he was Vice President and Controller of Rorer Group Inc.'s Armour Pharmaceutical Company subsidiary. In 1986, Mr. Kriebel was Vice President-Investor Relations of Rorer Group Inc. and from 1979 to 1985 he was Treasurer of Rorer Group Inc.

  Dr. Calabresi has since 1993 been Chairman Emeritus and Professor of Medicine, and from 1974 to 1993 was Chairman of the Department of Medicine, of Brown University School of Medicine. He is a member of the Institute of Medicine of the National Academy of Sciences, was the recipient in 1992 of the Oscar B. Hunter Memorial Award in Therapeutics of the American Society for Clinical Pharmacology and Therapeutics, and was the recipient in 1995 of the American Cancer Society's St. George Medal. Dr. Calabresi was president of the American Society of Clinical Oncology from 1969 to 1970, and Chairman of the National Cancer Advisory Board from 1991 to 1994. He is the author or editor of over 200 manuscripts and books relating to the pharmacology of anticancer agents and the management of cancer patients.

  Dr. Capizzi has been Magee Professor and Chairman of the Department of Medicine of Jefferson Medical College and Senior Scientific Adviser to the Company since March 1996. From September 1991 through February 1996, he was Executive Vice President-Worldwide Research and Development of the Company. From September 1982 until joining the Company, Dr. Capizzi was Charles L. Spurr Professor, and Director of the Comprehensive Cancer Center, of Wake Forest University, Chief of the Section on Hematology/Oncology, and Chairman of the Piedmont Oncology Association at the Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina. Dr. Capizzi is a former member of the FDA Oncologic Drugs Advisory Committee and the Board of Directors of the American Society of Clinical Oncology. He has published over 300 manuscripts and texts relating to clinical pharmacology and cancer treatment.

  Mr. MacMaster has been retired since 1991. For 30 years prior to his retirement, Mr. MacMaster was employed by Merck & Co., as a Senior Vice President from 1988 to 1991 and as President of its Merck, Sharpe & Dohme Division from 1985 to 1988. He is a director of American Precision Industries, Inc., a manufacturer of heat transfer and motion control equipment, Flamel Technologies, S.A., a French pharmaceutical company, Martek Biosciences Corp., a research-intensive pharmaceutical company, Neose Technologies, Inc., a biotechnology company engaged in the synthesis, discovery and development of complex carbohydrates for nutritional and pharmaceutical uses, and OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products.

  Dr. Misher was President of the Philadelphia College of Pharmacy and Science from 1984 until his retirement on December 31, 1994, and since February 1995 has been President Emeritus. He was Senior Vice President of National Medical Care, Inc. from 1982 to 1984, and President of SmithKline Medical Diagnostics, a division of SmithKline Beckman Corporation, from 1978 to 1982. He is a director of Cortech, Inc., a biopharmaceutical company engaged in drug research and development, and OraVax, Inc., a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products.

  Dr. Sigal was elected to the Board of Directors in February 1997. She is the president of Sigal Environmental, Inc., an environmental consulting company which she founded in 1992 to advise developers on cost-effective, environmentally safe materials and processes. She has over 18 years experience in real estate development. Dr. Sigal is a presidential appointee to the National Cancer Advisory Board and serves as Chair of the Budget and Planning Committee of that board. She is also Chairperson of the Friends of Cancer Research, Chairman of the Board of Overseers for the Duke Comprehensive Cancer Center and Vice Chairman of the Advisory Board for George Washington University Cancer Center.

  Ms. Wright has since March 1996 been Senior Director, and from March 1993 to March 1996 was Executive Vice President, of The Wexler Group, a government relations and public affairs firm in Washington, DC. She specializes in policy areas of healthcare, transportation and trade. From 1980 until March 1993, she was associated in Arkansas with Governor Bill Clinton, as his chief of staff for seven years, as manager of three re-election campaigns, as chair and executive director of the Arkansas Democratic Party, as deputy chair of his presidential campaign, and as a member of his transition staff.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee and an Executive Compensation Committee, but does not have an Executive Committee or a Nominating Committee. The Audit Committee, which held one meeting in 1996, consists of Mr. MacMaster and Mr. Jonah Shacknai. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

  The Executive Compensation Committee, which held four meetings in 1996, consists of Drs. Calabresi and Misher and Ms. Wright. The Executive Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company's officers.

  The Board of Directors held six meetings in 1996. In 1996 each director attended at least 75% of the combined number of meetings of the Board and of the Committees on which such directors served.

COMPENSATION OF DIRECTORS

  Until May 1995 the Company paid to each of its non-employee directors $1,000 for each day upon which the director attended a meeting of the Board of Directors or a committee of the Board of Directors. At its meeting in May 1995 the Board of Directors discontinued the payment of fees on the foregoing basis and instituted a $10,000 annual fee for each non-employee director. In December 1996, the Board of Directors adopted the U.S. Bioscience, Inc. Non-Employee Directors Stock Option Plan (the "Directors Plan"), whereby each non-employee director may elect to receive options to purchase Common Stock in lieu of the annual fees to which he or she would be entitled upon reelection. The purchase price of each share of Common Stock subject to such an option is equal to 30 percent of the fair market value (determined based on a ten-day market average, as provided in the Directors Plan) of a share of Common Stock on the date of grant, and the number of shares of Common Stock subject to the option is equal to $10,000 divided by 70 percent of such fair market value. Options granted under the Directors Plan are fully exercisable commencing six months after the date of grant and terminate on the tenth anniversary of the date of grant, subject to earlier termination by the Board in the event of a liquidation or dissolution of the Company. Each of Drs. Calabresi and Misher, Mr. MacMaster and Ms. Wright has elected to receive options under the Directors Plan in lieu of the annual fees to which he or she will be entitled upon reelection at the Meeting.

  The Company's 1992 Stock Option Plan (the "1992 Plan") contains special provisions with regard to those directors of the Company who are not employees of the Company, which provisions are intended to permit no discretion with regard to the timing of grants of stock options to such directors, the price at which shares of Common Stock covered by such options may be purchased and the number of shares of Common Stock covered by such options. These provisions were included to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in the predecessor to Rule 16b-3 as now in effect ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 now provides (and the predecessor rule provided) exemptions for officers and directors from the "short-swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of options under a stock option plan. Pursuant to the terms of the1992 Plan, each non-employee director who was a director when the 1992 Plan was adopted on April 15, 1992 received an initial grant on November 16, 1993 and a similar grant every three years thereafter. Each non-employee director who was first elected to the Board after the adoption of the 1992 Plan received an initial grant upon first being elected as a director and a similar grant every three years thereafter. Prior to September 1996, each such grant was an option to purchase 15,000 shares of Common Stock (adjusted to reflect the reverse stock split adopted by the stockholders in April 1996), exercisable in three equal installments on the three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant. In September 1996, the Board of Directors amended the 1992 Plan in connection with a review of compensation generally, and since then, all nondiscretionary grants to non-employee directors under the 1992 Plan have been options to purchase 30,000 shares of Common Stock. All such options expire ten years from the date of grant.

  Mr. Shacknai and Dr. Capizzi also receive compensation from the Company in their roles as consultants or advisors to the Company, as described below under "Related Transactions."

     PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY'S 1992 STOCK OPTION PLAN

  The Board of Directors of the Company has adopted, subject to the approval of the stockholders, amendments to the U.S. Bioscience, Inc. 1992 Stock Option Plan (1992 Plan) increasing the number of shares of Common Stock for which options may be granted pursuant to the 1992 Plan from 1,750,000 shares of Common Stock to 2,850,000 shares and increasing the maximum number of options that any individual optionee may receive in any one year from options for 150,000 shares to options for 300,000 shares.

MATERIAL FEATURES OF THE 1992 PLAN

  General. The 1992 Plan is, by its terms, intended to recognize the contributions made to the Company by employees (including employees who are directors) of the Company and certain consultants and advisors to the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of options to acquire the Company's Common Stock. In addition, the Plan is intended as an additional incentive to certain directors who are not employees of the Company to serve on the Board of Directors and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of options to purchase Common Stock. Although all employees, directors, consultants and advisors are eligible to receive options under the 1992 Plan, since 1994 the Company generally has made option grants under the 1992 Plan only to "officers" within the meaning of regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 Officers") and to non-employee directors. Option grants to employees who are not Section 16 Officers, as well as option grants to consultants and advisors are made under the Company's Non-Executive Stock Option Plan which was adopted in 1994.

  Options granted under the 1992 Plan to employees may be "incentive stock options" ("ISOs") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or may be options not intended to be ISOs ("non-qualified stock options"). Options granted to directors who are not employees of the Company will be non-qualified stock options.

  On February 25, 1997 there were remaining subject to the 1992 Plan only 48,404 shares of Common Stock which had not already been issued or reserved for issuance upon the exercise of outstanding options granted under the 1992 Plan. On that date, the Executive Compensation Committee granted to the Company's executive officers, as their annual option grants, options to purchase 388,000 shares, subject to the adoption of an amendment increasing the number of shares for which options may be granted under the 1992 Plan. On February 27, 1997, the Company's Board of Directors adopted the 1992 Plan amendment increasing the number of shares for which options may be granted pursuant to the 1992 Plan by 1.1 million shares. All of the annual option grants made to the Company's executive officer in February 1997 will be null and void if, by February 26, 1998, the Company's stockholders do not approve the 1992 Plan amendments which are the subject of this proposal.

  The Company believes that the authority to issue additional options is important to the continued growth and success of the Company. The Company has found that the use of options has enabled it to retain talented and experienced individuals at salary levels below that which would otherwise be required if options were not offered as part of the compensation package. Moreover, options constitute a particularly effective incentive to option holders to endeavor to improve the Company's performance, since the economic benefit of options depends upon the market value of the Company's Common Stock.

  Pursuant to amendments adopted in August 1993 to the Code, a publicly traded corporation is not be able to deduct as an expense, for federal income tax purposes, annual compensation in excess of $1 million paid to its "covered employees" (generally, the chief executive officer and the four other highest compensated executives determined as of the last day of the corporation's taxable year). Qualified "performance-based" compensation is, however, excluded from the compensation counted toward the $1 million limit. The income attributable to the exercise of stock options granted pursuant to the 1992 Plan will constitute performance-based compensation under the Code amendments, and will not be included in the compensation counted toward the $1 million limit, so long as the exercise price for such options is the fair market value at the date of grant or higher, the Executive Compensation Committee members are "outside directors" (as that term is defined in applicable IRS regulations), and the stockholders have approved a 1992 Plan provision which limits the number of shares for which options may be granted to any one employee during a specified time period. In May 1994 the stockholders approved a limit of 300,000 on the number of shares for which options could be granted to any optionee in any year. By reason of the 1-for-2 reverse split of the Company's Common Stock in April 1996, the Company believes it was appropriate to correspondingly adjust the 300,000 share limit down to 150,000. However, on September 26, 1996, in connection with the adoption of guidelines designed to bring the Company's option grants to executives more in line with those of peer group companies, the Board of Directors, on the recommendation of the Executive Compensation Committee, amended the 1992 Plan to increase the annual share limit back up to 300,000, subject to stockholder approval. The amount of 300,000 shares was chosen arbitrarily as an amount which is comfortably above any option grants that the Company foresees granting to any employee in one year. Under the Company's current guidelines, grants in any one year in excess of 100,000 shares generally would be made only in the initial employment year of a newly hired executive.

  On September 3, 1996 the Executive Compensation Committee of the Board granted options to purchase 150,000 shares of Common Stock to C. Boyd Clarke as part of his compensation package to become the Company's new President and Chief Operating Officer. On December 11, 1996 the Executive Compensation Committee granted an additional option to Mr. Clarke for 32,500 shares, which option will be null and void if, by September 25, 1997 the Company's stockholders do not approve the 1992 Plan amendments which are the subject of this proposal.

  The key provisions of the 1992 Plan are as follows:

  1. Number of Shares. The aggregate maximum number of shares for which options may be granted under the 1992 Plan is 1,750,000 shares of Common Stock, subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If the proposal to approve amendment of the 1992 Plan is passed by the Company's stockholders, such maximum will be increased to 2,850,000 shares of Common Stock.

  2. Administration. The 1992 Plan may be administered by the Board of Directors. However, with respect to "Principal Officers" (as defined below) and/or with respect to persons who are not "Principal Officers" or non-employee directors, the Board of Directors may appoint a committee or committees to administer the Plan in its place. Such committee must be composed of two or more directors (in the case of the committee administering the 1992 Plan with respect to the Company's Principal Officers, the committee members must be directors who are not employees of the Company). The 1992 Plan as it pertains to the non-employee directors will be administered by the Board of Directors. The 1992 Plan defines "Principal Officers" as including officers holding the title of Chairman (if the Chairman is a payroll employee), President, Executive Vice President, Senior Vice President, Vice President, Treasurer and any other person who is an "officer" within the meaning of regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

  3. Eligibility; Certain Limitations. Although all employees and non-employee directors of the Company and consultants and advisors to the Company are eligible to receive options under the 1992 Plan, since 1994 the Company generally has made option grants under the 1992 Plan only to Section 16 Officers and non-employee directors, and the Company has no plans to change that practice. Non-employee directors may receive options under the 1992 Plan only pursuant to special provisions relating to such directors, as described in paragraph 11 below. On March 14, 1997, approximately 150 employees and all of the non-employee directors and consultants and advisors of the Company were eligible, pursuant to the terms of the 1992 Plan, to receive options under the 1992 Plan. On that date, there were eight Section 16 Officers and seven non-employee directors who, in accordance with the Company's current practice, are considered eligible for grants under the 1992 Plan.

  The 1992 Plan provides a limitation on ISOs, such that in no event may the aggregate fair market value (determined at the time an ISO is granted) with respect to which ISOs are exercisable for the first time by the optionee during any calendar year exceed $100,000.

  4. Term of 1992 Plan. No option from the initial 1,000,000 share authorization may be granted under the 1992 Plan after April 14, 2002; no option from the subsequent 750,000 share authorization may be granted under the 1992 Plan after February 28, 2004; and no option from the proposed additional 1,100,000 share authorization that is the subject of this proposal, if approved by the Company's stockholders, may be granted under the 1992 Plan after February 26, 2007.

  5. Term of Option. Options granted under the 1992 Plan, other than options granted to non-employee directors, generally terminate on the earliest of: (a) the expiration of the term specified in the option document, which, with respect to ISOs, may not exceed ten years from the date of grant; (b) the expiration of three months from the date an option holder's employment or service terminates for any reason other than disability, death or as set forth in clauses (c) or (d) below; (c) the expiration of one year from the date an option holder's employment or service terminates by reason of such option holder's disability or death; (d) the date upon which a determination is duly made that the option holder has breached such option holder's employment or service contract with the Company, has been engaged in disloyalty to the Company or has disclosed trade secrets or confidential information of the Company; or (e) the date duly set to be an accelerated expiration date in the event of a liquidation or dissolution of the Company. The Board or the committee appointed by the Board, in its discretion, may provide for additional limitations on the term of any option. Notwithstanding the foregoing, the Board or such committee may extend the period during which an option may be exercised to a date no later than the date of expiration of the term specified in the option document.

  6. Option Price. The option price for non-qualified options may be less than, equal to, or greater than the fair market value of shares subject to the option on the date that the option is granted and for ISOs will be at least 100 per cent of the fair market value of the shares subject to the option on the date that the option is granted. On March 14, 1997, the last reported sale price of the Common Stock on the American Stock Exchange was $13.25.

  7. Special ISO Rules for Certain Stockholders. If an ISO is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company, the term of the option will not exceed five years and the option price will be at least 110 percent of fair market value of the shares on the date that the option is granted.

  8. Payment. An option holder may pay for shares by such mode of payment as the Board or the committee appointed by the Board may approve, including payment in whole or in part in shares of the Company's Common Stock, based on the fair market value of such Common Stock at the time of payment.

  9. Option Document; Restriction on Transferability. All options are evidenced by a written option document containing provisions consistent with the 1992 Plan and such other provisions as the Board or the committee appointed by the Board deems appropriate. An ISO granted under the 1992 Plan may not be transferred, except by will or by the laws of descent and distribution. A non-qualified stock option under the 1992 Plan may not be transferred, except as follows: (i) by will or by the laws of descent and distribution; (ii) pursuant to the terms of a "qualified domestic relations order" (as defined in the 1992 Plan); and (iii) if the terms of the non-qualified stock option specifically so permit, a non-qualified stock option may be transferred by the optionee by bona fide gift, with no consideration for the transfer, to a lineal descendent, sibling, lineal descendent of a sibling, in trust for the benefit of one or more family members or to a partnership in which family members are the only partners. If the optionee receiving such an option, or having an outstanding option amended to provide for such transferability, is a Principal Officer, such option or option amendment must be approved by the Compensation Committee.

  10. Provisions Relating to a "Change of Control of the Company." Notwithstanding any other provision of the 1992 Plan, in the event of a "Change of Control of the Company" (as defined below), the date upon which all options then outstanding under the 1992 Plan first become exercisable will automatically accelerate to the effective date of the Change in Control of the Company, except for options held by consultants and advisors other than Scientific Advisory Board members.

  A "Change in Control of the Company" will be deemed to have occurred if (i) there has been a change in control of a nature that would be required to be reported in response to Securities and Exchange Commission disclosure requirements for proxy statements and Current Reports on Form 8-K relating to changes in control; (ii) any person, entity or group (within the meaning of certain provisions of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power in the election of directors; or (iii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to cast, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the directors then still in office who were the directors at the beginning of the period.

  11. Provisions Relating to Eligible Non-employee Directors. The 1992 Plan provides that each non- employee director will receive an automatic stock option grant upon first becoming a director and every three years thereafter for as long as he or she continues to be a non-employee director. Pursuant to the terms of the1992 Plan, each non-employee director who was a director when the 1992 Plan was adopted on April 15, 1992 received an initial grant on November 16, 1993, a similar grant on November 16, 1996 and will receive a similar grant on the third anniversary of the next previous grant to such non-employee director. Each non-employee director who was first elected to the Board after the adoption of the 1992 Plan received an initial grant upon first being elected as a director and has received and/or will receive a similar grant on the third anniversary of the next previous grant. Prior to September 1996, each such grant was an option to purchase 15,000 shares of Common Stock (adjusted to reflect the reverse stock split adopted by the stockholders in April 1996), exercisable in three equal installments on the next three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant. In September 1996, the Board of Directors amended the 1992 Plan in connection with a review of compensation generally, and since then, all nondiscretionary grants to non-employee directors under the 1992 Plan have been options to purchase 30,000 shares of Common Stock. All such options expire ten years from the date of grant.

  Options granted to non-employee directors under the 1992 Plan terminate on the earliest of: (i) the expiration of ten years from the date of grant; (b) the expiration of three months from the date of the director's service as a non-employee director terminates for any reason other than disability or death; or (c) the expiration of one year from the date the director's service as a non-employee director terminates by reason of such director's disability or death.

  12. Amendments to the Option Document and the 1992 Plan. Subject to the provisions of the 1992 Plan, the Board or the committee appointed by the Board may amend an option document, subject to the option holder's consent if the amendment is not favorable to the option holder or has the effect of converting an ISO to a non-qualified stock option, and is not being made pursuant to provisions of the 1992 Plan relating to acceleration of the expiration date in the event of liquidation or dissolution of the Company or a Change of Control of the Company. The Board of Directors may amend the 1992 Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining stockholder approval within twelve months before or after such action, change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which options may be granted under the 1992 Plan. In addition, provisions of the 1992 Plan relating to non-employee directors that determine (i) which directors will be granted options, (ii) the amount of shares subject to such options, (iii) the option price of such options and (iv) the timing of grants of options, may not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended.

  13. Tax Aspects of the Plan. The following discussion is intended to briefly summarize the general principles of current federal income tax law applicable to options granted under the 1992 Plan. A recipient of an ISO does not recognize taxable income upon either the grant or exercise of the ISO. The option holder recognizes long-term capital gain or loss upon the disposition of the shares acquired as a result of exercising an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28 percent, while ordinary income may be subject to a maximum rate of 39.6 percent. If the option holder satisfies both of the foregoing holding periods, then the Company is not allowed a deduction by reason of the grant or exercise of an ISO.

  As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition is taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise and the adjusted basis of the shares, and the Company is entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition is long-term or short-term capital gain, depending on the length of time the option holder has held the shares prior to the disposition.

  The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income," generally in the year the option holder exercises the ISO. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid is allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax is adjusted when income is included in alternative minimum taxable income.

  A recipient of a non-qualified stock option does not recognize taxable income at the time of grant, and the Company is not allowed a deduction by reason of the grant. Such an option holder recognizes ordinary income in the year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the exercise price of the option, and the Company is allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder recognizes long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the shares subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

  Set forth below is the number of shares underlying options granted, or to be granted, in 1997 under the 1992 Plan to the persons indicated in the table below out of the 1.1 million additional shares of Common Stock to be reserved for issuance pursuant to the 1992 Plan if the proposed amendments to the Plan are approved:

                            NEW 1992 PLAN BENEFITS
                 U.S. BIOSCIENCE, INC. 1992 STOCK OPTION PLAN

      NAME AND POSITION                                         NUMBER OF SHARES
      -----------------                                         ----------------
Philip S. Schein (Chairman and CEO)............................     100,000
C. Boyd Clarke (President and COO).............................      64,000
Robert I. Kriebel (Executive Vice President and CFO)...........      64,000
Donald O. Brown (Senior Vice President)........................      40,000
Wolfgang Oster, M.D. (Senior Vice President)...................      40,000
Barbara J. Scheffler (Senior Vice President)...................      40,000
Executive officers as a group..................................     388,000
Non-employee directors as a group..............................      60,000(1)
Employees (other than executive officers) as a group...........      30,000(2)

--------
(1) Non-employee directors each receive, once every three years, options under the 1992 Plan to purchase 30,000 shares of Common Stock. Such options are granted automatically pursuant to the terms of the 1992 Plan, as described in paragraph 11 above. Such a grant was made to Dr. Sigal upon her election to the Board on February 27, 1997 and the next such grant of options to a non-employee director will be made to Mr. MacMaster on April 12, 1997.
(2) Although all employees are eligible to receive options under the 1992 Plan, the Company intends to continue to make all option grants under the 1992 Plan only to Section 16 Officers and non-employee directors, and to make option grants under the Company's Non-Executive Stock Option Plan to employees other than executive officers, and to consultants and advisors. There is currently only one Section 16 Officer who is not an executive officer or a non-employee director.

VOTE REQUIRED FOR APPROVAL

  The proposal to amend the 1992 Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1992 PLAN.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation earned during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                    ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                  -----------------------    --------------------------------
                                                                   AWARDS            PAYOUTS
                                                   OTHER     -------------------    ---------
                                                  ANNUAL     RESTRICTED             LONG-TERM ALL OTHER
                                                  COMPEN-      STOCK                INCENTIVE  COMPEN-
                                  SALARY   BONUS  SATION      AWARD(S)  OPTIONS      PLAN(S)  SATION(5)
NAME AND PRINCIPAL POSITION  YEAR   ($)     ($)     ($)         ($)     (SHARES)       ($)       ($)
---------------------------  ---- ------- ------- -------    ---------- --------    --------- ---------
Philip S. Schein.........    1996 363,410  91,852  3,750(2)     N/A     125,000        N/A     140,465
 Chairman and                1995 346,610 121,313      0        N/A     325,000(4)     N/A     109,572
 Chief Executive Officer     1994 346,610  57,763      0        N/A      25,000        N/A      96,196
Robert I. Kriebel........    1996 178,750  47,500      0        N/A      97,000        N/A      58,480
 Executive Vice President
  and                        1995 168,000  58,800      0        N/A     156,250(4)     N/A      51,100
 Chief Financial Officer     1994 168,000  27,997      0        N/A      15,000        N/A      43,078
Donald O. Brown..........    1996 166,460  42,000      0        N/A      25,000        N/A      49,976
 Senior Vice President,      1995 160,000  48,000      0        N/A     283,000(4)     N/A      39,749
 Pharmaceutical
  Operations                 1994 160,000  26,664      0        N/A      33,000        N/A      36,271
Wolfgang Oster(1)........    1996 200,760  53,250 19,809(3)     N/A      50,000        N/A      29,739
 Senior Vice President,      1995     --      --     --         N/A         --         N/A         --
 Worldwide Research and      1994     --      --     --         N/A         --         N/A         --
  Development
Barbara J. Scheffler.....    1996 170,080  43,000      0        N/A      25,000        N/A      55,204
 Senior Vice President,      1995 162,000  56,700      0        N/A     142,750(4)     N/A      48,078
 Corporate and Scientific
  Affairs                    1994 144,690  26,997      0        N/A      34,500        N/A      37,645

--------
(1) Dr. Oster first became an executive officer on December 11, 1996 when he was promoted to the position of Senior Vice President.
(2) Reflects Company paid financial planning consulting of $3,750.
(3) Reflects foreign service premium of $19,809.
(4) On February 21, 1995, the Company amended all outstanding employee stock options with an exercise price greater than $4.875 per share, including the options for employees described in the table above, to change the exercise price to $4.875 per share, the closing market price of the Company's Common Stock on February 21, 1995. Excluding repriced option amounts, included in the 1995 amounts above, actual new options granted to the named executives during 1995 were: Dr. Schein, 25,000 and Mr. Kriebel, Mr. Brown and Ms. Scheffler, 15,000 each. All such amounts have been adjusted to reflect the reverse stock split effected by the Company in April 1996.
(5) Represents, as applicable to each individual, employer contributions to or payments for life insurance, Executive Deferred Compensation Plan, Employee Pension Plan and Employee Savings Plan--401(k), financial planning consulting and foreign service premiums. For each above named executive, the 1996 amounts are as follows: Dr. Schein: life insurance, $6,324; deferred compensation, $113,998; pension, $16,976; and 401(k),
    $3,167. Mr. Kriebel: life insurance, $2,654; deferred compensation, $35,683; pension, $16,976; and 401(k), $3,167. Mr. Brown: life insurance,
    $2,281; deferred compensation, $27,552; pension, $16,976; and 401(k), $3,167. Dr. Oster: life insurance, $942; deferred compensation, $18,558; and pension, $10,239. Ms. Scheffler: life insurance, $1,284; deferred compensation, $33,777; pension, $16,976; and 401(k), $3,167.

  Dr. Schein has an employment agreement terminable by the Company or Dr. Schein upon notice, pursuant to which he will receive a minimum annual salary of $366,610.

  Mr. Clarke has an employment arrangement pursuant to which he will receive a severance payment equal to the amount of his annual salary (exclusive of bonus) in the event of involuntary termination for any reason other than serious misconduct (which is defined for this purpose as fraud, embezzlement, excessive unauthorized absences, or other serious acts of impropriety). If such an involuntary termination occurs, the Company also has agreed that the Company will continue to provide medical coverage for Mr. Clarke for one year following such termination and that his then-outstanding stock options will continue to vest and remain exercisable during such one-year period.

  Dr. Oster has an employment arrangement pursuant to which the Company has agreed to provide not less than six months notice prior to termination for any reason other than serious misconduct (which is defined for this purpose as fraud, embezzlement, excessive unauthorized absences, or other serious acts of impropriety).

  The Company has entered into agreements (the "Executive Severance Agreements") with the Company's elected vice presidents and with all officers holding higher office, pursuant to which the Company has agreed to provide specified severance benefits to each such executive. Each of the Executive Severance Agreements provides that if the executive's employment with the Company is terminated by the Company for any reason other than the executive's death, disability or for "cause" (as defined in the Executive Severance Agreements to cover specified serious misconduct), or if the executive resigns for "good reason" (as defined in the Executive Severance Agreements to cover a downgrading of the executive by the Company or non-fulfillment by the Company of certain contractual commitments to the executive), within three years following a "change in control of the Company," the Company will make a lump sum severance payment to the executive equal to the product determined by multiplying the highest annual compensation paid or payable by the Company to the executive with respect to each of the three calendar years ending with the year in which the date of termination occurs, by the number of years (including any fraction of a year) remaining in the three-year period commencing with the date of change in control of the Company. The compensation base on which such payment is calculated includes bonuses and deferred compensation as well as salary. In addition, in lieu of any fringe benefits to be paid to the executive with respect to the remainder of the aforesaid three-year period, the executive will receive an additional lump sum equal to the product of multiplying $20,000 (in the case of Dr. Schein $35,000, and in the case of Mr. Clarke $30,000) by the number of years (including any fraction of a year) remaining in the aforesaid three-year period, and a further payment designed to compensate the executive for lost pension benefits by reason of his or her termination of employment earlier than three years following the change in control of the Company.

  A "change in control of the Company" is deemed to have occurred if (i) there has been a change in control of a nature that would be required to be reported in response to Securities and Exchange Commission disclosure requirements for proxy statements and Current Reports on Form 8-K relating to changes in control; or (ii) any person, entity or group (within the meaning of certain provisions of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power in the election of directors; or during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the directors then still in office who were directors at the beginning of the period.

  The Executive Severance Agreements provide that payments required to be made to an executive are to be reduced to the extent they would not be deductible by the Company for federal income tax purposes due to the provisions of
Section 280G of the Internal Revenue Code, as determined by independent tax counsel.

STOCK OPTION GRANTS IN 1996

  The following table sets forth certain information with respect to individual grants of new stock options in 1996 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                            NUMBER      PERCENT
                              OF           OF                          POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     TOTAL                         ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING  OPTIONS/SARS                     PRICE APPRECIATION FOR OPTION
                         OPTIONS/SARS  GRANTED TO                                TERM (2)
                           GRANTED     EMPLOYEES   EXERCISE            -----------------------------
                          IN FISCAL    IN FISCAL   OR BASE                   5%            10%
                           YEAR (1)       YEAR      PRICE   EXPIRATION -------------- --------------
          NAME               (#)          (%)       ($/SH)     DATE         ($)            ($)
          ----           ------------ ------------ -------- ---------- -------------- --------------
Philip S. Schein........    25,000        2.1%      $12.75   02/20/06         200,460        508,005
                           100,000        8.4%      $16.75   06/05/06       1,053,398      2,669,519
Robert I. Kriebel.......    15,000        1.3%      $12.75   02/20/06         120,276        304,803
                            34,000        2.8%      $13.25   09/26/06         283,317        717,981
                            48,000        4.0%      $13.38   12/11/06         403,750      1,023,183
Donald O. Brown.........    15,000        1.3%      $12.75   02/20/06         120,276        304,803
                            10,000        0.8%      $13.25   09/26/06          83,329        211,171
Wolfgang Oster..........    10,000        0.8%      $12.75   02/20/06          80,184        203,202
                            10,000        0.8%      $13.25   09/26/06          83,329        211,171
                            30,000        2.5%      $13.38   12/11/06         252,344        639,489
Barbara J. Scheffler....    15,000        1.3%      $12.75   02/20/06         120,276        304,803
                            10,000        0.8%      $13.25   09/26/06          83,329        211,171

--------
(1) The Company's stock option plans are administered with respect to senior officers by the Executive Compensation Committee, made up entirely of members of the Board of Directors who are not employees of the Company. The Committee determines the number of options to be granted to each senior officer and the terms of such options. All stock options granted to the above named executives in 1996 are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on the date of grant, become exercisable at a rate of 20% or 25% per year following the date of grant and have a term of 10 years.
(2) Potential realizable value is based on the assumption that the price of the Company's common stock, as of the date of option grant, appreciates at the annual rate shown (compounded annually) until the end of the 10-year option term. These amounts are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future common stock price growth. If the Company's stock price does not appreciate in value from the date of grant, options granted in 1996 will have no value. Similarly, if the assumed annual rates of stock price appreciation illustrated above are achieved, total stockholder value will have increased by approximately $204,944,000 at the 5% assumed annual rate and approximately $519,368,000 at the 10% assumed annual rate based upon the actual number of shares of common stock outstanding as of December 31, 1996 and a stock price equal to the weighted average stock price of all options granted in 1996 to the above named executives. Under both assumed annual rates of stock price appreciation illustrated above, potential value realized by the above named executives represents less than 1.5% of the potential value realizable by all stockholders.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

  The following table sets forth a summary of options exercised during 1996 and presents the value of unexercised options as at December 31, 1996 held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                     YEAR-END            AT FISCAL YEAR-END(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  NAME                       (#)       ($)        (#)          (#)          (#)          ($)
  ----                   ----------- -------- ----------- ------------- ----------- -------------
Philip S. Schein........        0          0    255,000      195,000     1,976,250     542,500
Robert I. Kriebel.......        0          0    113,000      140,250       875,758     335,180
Donald O. Brown.........    7,500    103,525     68,100       70,900       527,775     355,725
Wolfgang Oster..........   66,000    383,250          0       79,000             0     224,750
Barbara J. Scheffler....    6,490     76,239     95,260       66,000       738,265     317,750

--------
(1) Total value of "in-the money" unexercised options is based upon a calculation of the difference between the closing market value of the Company's Common Stock on December 31, 1996 ($12.625 per share) and the exercise price of the "in-the-money" options, multiplied by the number of "in-the-money" option shares.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Executive Compensation Committee of U.S. Bioscience, Inc. (the "Committee") is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company's executive compensation program, the various elements of the program, and the basis for the 1996 compensation determinations made by the Committee with respect to executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

  The fundamental philosophy of the Company is to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives which are linked to the Company's annual strategic plan, and increases in long-term shareholder value.

  The compensation of the Company's top executives is established and reviewed annually by the Committee, which is comprised entirely of non-employee directors. The following guidelines have been adopted by the Committee in making its compensation decisions:

  . Providing a competitive total compensation package that enables the Company to attract and retain key executives.

  . Focusing executive behavior on fulfillment of both short and longer-term business objectives and strategies.

  . Emphasizing stockholders' interest by maintaining variable compensation opportunities directly linked to corporate performance and stock appreciation.

COMPENSATION PROGRAM ELEMENTS FOR 1996

  The Company's executive compensation is comprised of three components, as described below. Each component is intended to serve the Company's compensation philosophy and guidelines.

  Base salary: Base salary levels are established annually through a review of the executives performance and experience, against industry comparisons including pharmaceutical/biotechnology companies which are provided by an outside consulting advisor (the "Competitive Group"). Salaries for the Company's key executives are generally in the median range within this group of companies, some of which are represented within the stock performance graph.

  Annual Incentive Compensation: The executive officers of the Company are eligible to receive annual incentive payments. The objective of annual incentive compensation is to deliver competitive levels (using the Competitive Group) of total cash compensation (base salary and incentive award) when annual financial and operational accomplishments are made. The specific areas used to measure key executive performance are described below:

  (1) Individual performance during the year;

  (2) Progress made by the Company in product development, clinical preparation and development of drugs for regulatory approval;

  (3) The Company's preparation for the commercial launch of new products and/or new indications for approved products, and general organizational readiness; and

  (4) Financial goals--keeping within budget guidelines.

  Each of these factors is considered in evaluating the performance of the Chief Executive Officer (CEO) and each executive officer. These performance evaluations are reviewed by the Committee for final determination of incentive awards.

  The performance of the CEO is evaluated by the Committee based on individual performance and the overall progress of the Company in the specific areas described above viewed retrospectively by the Committee. Accomplishments considered by the Committee in the overall judgment of the 1996 incentive awards are described below:

  . In 1996, the Company made significant progress in moving its compounds through the regulatory process:

      In the United States, the FDA granted the Company marketing clearance for expanded labeling for Ethyol(R) (amifostine) to include use in patients with non-small cell lung cancer for the reduction of cumulative renal (kidney) damage associated with repeated administration of cisplatin-based chemotherapy.

      In Canada, the Company achieved regulatory approval for Ethyol for use as a cytoprotective agent against the cumulative renal toxicities associated with cisplatin and the hematological toxicities associated with cyclophosphamide as well as platinum anticancer agents such as carboplatin and cisplatin in patients with advanced solid tumors of non-germ cell origin.

      In Europe, the European Committee for Proprietary Medicinal Products approved extended labeling for Ethyol by adding a claim for protection from cumulative nephrotoxicity (kidney damage) of cisplatin and cisplatin-containing regimens in patients with advanced solid tumors of non-germ cell origin.

      In Australia, Ethyol was cleared for marketing for use in cancer patients to decrease the incidence of neutropenia-related fever and infection induced by DNA-binding chemotherapeutic agents and to decrease the incidence of acute and cumulative nephrotoxicity (kidney damage) associated with platinum-based therapy, and for the provision of better adherence to these types of chemotherapy regimens.

  . Ethyol was launched in the United States in April 1996.

  . The Company entered into a copromotion agreement for Hexalen(R)
    (altretamine) and NeuTrexin(R) (trimetrexate glucuronate for injection) in the United States with ALZA Corporation.

  . The Company appointed C. Boyd Clarke as President and Chief Operating
    Officer. He was also elected to the Board of Directors.

  . The Company amended its European distribution agreement for Ethyol with an affiliate of Schering-Plough Corporation.

  . Additional licenses and distribution agreements were executed with commercial organizations covering additional international markets.

  . The Company received a Notice of Allowance from the United States Patent and Trademark Office of a novel dosage form of room temperature stable crystalline amifostine (Ethyol) suitable for parenteral administration, for example by injection. The Company was granted this U.S. patent in January 1997, and the FDA has cleared for marketing this crystalline dosage form of Ethyol.

  . The Company substantially reduced its net loss from the target budgeted for 1996.

  Target incentive compensation award levels for key executive officers are slightly lower than industry standards as measured using the Competitive Group. Incentives are, however, rational given the Company's stage of development and relatively greater focus on longer-term (versus annual) objectives. The incentive award target level for 1996 was 25% of base salary, and actual incentive awards were based on performance in the areas described above. The Committee set actual incentive awards for executive officers for 1996 at a maximum of 25% of base salary levels. The competitive position of total cash compensation awarded to the Company's executives varies, but are competitive in the median range for all positions.

  Stock Option Programs: The Committee strongly believes that the interests of stockholders are best served by linking executives' financial success with the Company's stock performance. Therefore, the Company maintains a stock option program pursuant to which the Committee grants stock options to executives with an exercise price equal to the fair market value on the date of grant. The target award for each executive position is based on historical practice of the company and also takes into account competitive norms for awarding of stock options. Whether an individual receives more or less than his or her target grant is based on the result of an individual performance review which measures such individual's overall job performance. In making stock option awards, the Executive Compensation Committee does not consider prior grants or the amount of stock options currently held by an executive officer before granting the executive officer new awards.

  As a young company, the Committee believes stock options are a particularly important and useful compensation element in the Company's efforts to attract, retain, motivate and reward key executives who have been successful in larger, more established companies.

1996 COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

  The Committee met in February 1996 to set salary levels for 1996 for the Company's executive officers, to award bonuses with respect to 1995 and to grant annual stock option awards to the Company's executive officers. The Committee met on two occasions in June 1996 to compare the total compensation of the Company's executive officers with the compensation of executive officers of companies in the Competitive Group. At the June meetings, the Committee increased the annual stock option award to the CEO to bring that portion of his compensation to the median level, using the Competitive Group. In addition, the Committee increased the salary of one executive officer to bring that portion of the officer's compensation to an appropriate level with respect to the Competitive Group and the salaries of the employees who report to such officer.

  The Committee met with a compensation consultant in September 1996 to analyze the total executive compensation for the five highest paid executive officers of the Company, utilizing data for the Competitive Group as well as available general industry information. This analysis revealed that the Company's stock option guidelines for annual grants to executive officers (other than the CEO whose annual award had been increased in June 1996) were no longer comparable to the annual awards made to executive officers by companies in the Competitive Group. As a result, the Committee recommended, and the Board of Directors adopted, amendments to its stock option guidelines, making the annual awards to executive officers comparable to their peers in the Competitive Group. In addition, the Committee awarded supplemental stock options to the executive officers (other than the CEO), bringing their aggregate annual grants for 1996 up to the respective target levels of the new guidelines.

  The Committee also took action in August, September and December 1996 with respect to the compensation of two new executive officers and of two executive officers who were promoted during 1996.

  In February 1997 the Executive Compensation Committee awarded Philip S. Schein, M.D., the Company's CEO, a bonus with respect to 1996 of 25% of base salary, the 1996 target level, and a stock option for 100,000 shares, the 1996 target level. These awards recognized Dr. Schein's significant role in the Company's progress in 1996, as set forth above.

  The Committee reviewed the performance of the other executive officers against the same key elements that were considered significant in the evaluation of the CEO. The executive officers were awarded bonuses of 25% of base salary and stock options at target levels, which aggregated options for 388,000 shares.

  At its February 1997 meeting, the Executive Compensation Committee determined to increase most executive officer salaries for 1997 by an average of 3.2%.

THE LEGISLATIVE CAP ON DEDUCTIBILITY OF PAY

  The Internal Revenue Code imposes a $1 million dollar limit on the deductibility of pay for executives. The Company's cash compensation level is far below the limit. Therefore, this legislation will not impact current pay levels.

  The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of "qualified performance-based compensation."

  The foregoing report has been furnished by the members of the Committee who are listed below. No member of the Committee is a former or current officer or employee of the Company.

February 27, 1997                      Paul Calabresi, M.D., Chairman
                                       Allen Misher, Ph.D.
                                       Betsey Wright

STOCK PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total stockholder return of the AMEX Biotechnology Index and the AMEX Market Value Index. Assumes dividends, if any, have been reinvested.


                             U.S. BIOSCIENCE, INC.
                                  1997 PROXY
                         STOCK PERFORMANCE GRAPH DATA


 US BIOSCIENCE       AMEX BIOTECH INDEX      AMEX MARKET VALUE IND
VALUE     INDEX       VALUE     INDEX         VALUE    INDEX
    9.5    12.18       51.25     22.60        373.84    94.63
 12.375    15.87       50.01     22.05           378    95.68
   19.5    25.00       73.39     32.36        308.11    77.99
     78   100.00      226.78    100.00        395.05   100.00
  22.25    28.53      170.64     75.24        399.23   101.06
  16.75    21.47      115.78     51.05        477.15   120.78
  7.125     9.13       82.06     36.18        433.66   109.77
    9.5    12.18      133.27     58.77        548.23   138.77
 12.625    16.19       144.3     63.63        583.28   147.65


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Executive Compensation Committee consists of Drs. Calabresi and Misher and Ms. Wright.

  Dr. Schein serves as a Director of Medicis Pharmaceutical Corporation, and also served as a member of its Stock Option and Executive Compensation Committee until May 1996. Mr. Shacknai, who is a member of the U.S. Bioscience, Inc. Board of Directors, is Chairman and Chief Executive Officer of Medicis Pharmaceutical Corporation. Mr. Shacknai did not serve on the Executive Compensation Committee of U.S. Bioscience, Inc. during 1996.

                             RELATED TRANSACTIONS

  Robert L. Capizzi resigned as Executive Vice President-Worldwide Research and Development effective March 4, 1996. Since then, Dr. Capizzi has served as Senior Scientific Adviser, a part-time position which he will continue to hold through May 31, 1997 at a salary at the annual rate of $203,280. On March 11, 1996 the Company granted to Dr. Capizzi an option to purchase 10,000 shares of common stock at an exercise price of $13.875 per share, the fair market value of the Company's common stock on that date (as adjusted to reflect the reverse stock split effected in April 1996). The option will become exercisable as to 10,000 shares only at the time, if ever, of a submission by the Company to the United States Food and Drug Administration ("FDA") of a supplemental new drug application, on or before March 31, 2001, for Ethyol's use as a bone marrow stimulation in myelodysplastic bone marrow syndrome, and as to an additional 10,000 shares only at such time, if ever, as the Company obtains, on or before March 31, 2001, approval by the FDA of an Ethyol supplemental new drug application for bone marrow stimulation indication in the setting of chemotherapy induced myelosuppression, and provided that the Company receives, if requested, assistance from Dr. Capizzi in obtaining such approval. The option granted to Dr. Capizzi expires March 11, 2006.

  For services as special FDA consultant to the Company, on December 16, 1992 Jonah Shacknai received a stock option to purchase an aggregate of 15,000 shares of the Company's Common Stock. By its terms, this option becomes exercisable in increments of 5,000 shares at such time before December 17, 1997 as the Company obtains an FDA approval (if Mr. Shacknai, at the Company's request, assisted the Company with respect to such approval) to market one of its pharmaceutical products. The exercise price of these options is $22.00 per share, the fair market value on the date of grant. Any of these options which become exercisable will expire on December 16, 2002. On December 8, 1995, the date on which Ethyol(R) was cleared for marketing by the FDA, Mr. Shacknai's option to purchase 5,000 shares of the Company's Common Stock became exercisable. All amounts with respect to this option have been adjusted to reflect the reverse stock split effected in April 1996.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial statements of beneficial ownership and statements of changes in beneficial ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) statements they file.

  To the Company's knowledge, based solely on a review of the copies of such statements furnished to the Company and written representations of such directors and officers that no other statements were required, all fiscal year 1996 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1998 must be received by the Company at its principal office in West Conshohocken, Pennsylvania, no later than November 21, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Martha E. Manning, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO BUT EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO ROBERT I. KRIEBEL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                                Martha E. Manning
                                                   Secretary

--------------------------------------------------------------------------------
PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S.
                               BIOSCIENCE, INC.

                             U.S. BIOSCIENCE, INC.
        ONE TOWER BRIDGE, 100 FRONT STREET, WEST CONSHOHOCKEN, PA 19428

  The undersigned, a stockholder of U.S. BIOSCIENCE, INC. hereby constitutes and appoints PHILIP S. SCHEIN, ROBERT I. KRIEBEL and MARTHA E. MANNING, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on April 24, 1997, at 10:00 a.m., at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.




      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
-------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NINE NOMINEES FOR DIRECTOR AND FOR THE PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK OPTION PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                                     Please mark
                                                                [x]   your votes
                                                                        as this



1. NOMINEES FOR ELECTION AS DIRECTORS ARE:
   Philip S. Schein, M.D., C. Boyd Clarke, Robert I. Kriebel, Paul Calabresi, M.D., Robert L. Capizzi, M.D., Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Ellen V. Sigal, Ph.D. and Betsey Wright.

                        FOR                               WITHHELD
  To vote FOR all                       To WITHHOLD
  nominees check        [_]            AUTHORITY to         [_]
    this box                           vote for all
                                      nominees check
                                         this box



                                  FOR    AGAINST    ABSTAIN
2. PROPOSAL TO AMEND THE
   COMPANY'S 1992 STOCK           [_]      [_]        [_]
   OPTION PLAN



3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.



To WITHHOLD AUTHORITY to vote for any individual nominee, so indicate on the line below (your shares will be voted FOR the remaining nominees):


-----------------------------------------------


NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEARS ON THIS PROXY. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER OR OFFICERS. WHERE STOCK IS ISSUED IN THE NAME OF TWO OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF U.S. BIOSCIENCE, INC.




Signature(s)                                               Date      1997
             --------------------------------------------       ----,
    Please sign, date and return in the enclosed postage-paid envelope.
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE